Exhibit 10.3

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is entered into as of July 25, 2016 (the “Effective Date”), by and between Noodles & Company, a Delaware corporation (the “Company”), and Kevin Reddy, an individual (the “Executive”). Capitalized terms not defined herein have the meanings specified in the Employment Agreement between the Company and Executive dated June 7, 2013 (the “Employment Agreement”).

1.    Effective as of July 25, 2016, Executive hereby resigns his employment with the Company and all other positions with the Company and its affiliates, including his membership on (and role as Chairman of) the Board.

2.    In connection with such resignation, Executive shall receive the Accrued Benefits. In addition, pursuant to Section 5(b) of the Employment Agreement, Executive shall receive from the Company the following: (i) severance payments totaling one and one-half times his current base salary (i.e., a total of $1,086,000), paid in equal installments according to the Company’s regular payroll schedule over the eighteen (18) months following the Date of Termination, and (ii) an amount equal to the “COBRA” premium under the Company’s group health plan for as long as Executive and, if applicable, Executive’s dependents are eligible for COBRA, subject to a maximum of 18 months. No amount shall be payable pursuant to Section 5(b)(ii) of the Employment Agreement because no Annual Bonus would be payable based on year-to-date performance. In addition, Executive's unexercised options to purchase shares of the Company’s Class A common stock that are vested and outstanding as of the Effective Date (including, for the avoidance of doubt, any options that vest as a result of Executive's termination of employment without “Cause”) shall, notwithstanding any provision to the contrary in the applicable stock option grant agreement, remain outstanding and exercisable until October 23, 2017 (and shall otherwise remain subject to the terms specified in the Noodles & Company Amended and Restated 2010 Stock Incentive Plan and relevant stock option grant agreements between Executive and the Company).  Executive shall also retain the right to use his Company-provided vehicle in accordance with the current terms of such arrangement through January 3, 2017. Executive acknowledges that the payments and benefits under this paragraph are subject to Executive’s compliance with the restrictive covenants set forth in Sections 6, 7 and 8 of the Employment Agreement.

3.    Executive, individually and on behalf of his heirs and assigns, hereby releases, waives and discharges Company, and all subsidiary, parent or affiliated companies and corporations, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective present or former directors, officers, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective successors, heirs and assigns of any of the above described persons or entities (hereinafter referred to collectively as “Released Parties”), from any and all claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether known or unknown (“Claims”), that Executive may have or claim to have, in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the Date of Termination, including Claims arising by reason

Exhibit 10.3

of the continued effects of any such events or acts, which occurred on or before the Date of Termination, or (b) Executive’s employment with Company or the termination of such employment with Company, including but not limited to Claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage, and other tort claims; and Claims for breach of express or implied contract; with the exception of Employee’s vested rights, if any, under Company retirement plans. Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above. Executive understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against any Released Party concerning, directly or indirectly, Executive’s employment relationship with the Company, including his separation from employment, and/or any and all contracts between Executive and Company, express or implied. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Executive may have against any Released Party, except as specifically provided otherwise in this Agreement. This release does not cover Claims relating to the validity or enforcement of this Agreement. Further, Executive has not released any claim for indemnity or legal defense available to him due to his service as a board member, officer or director of the Company, as provided by the certificate of incorporation or bylaws of the Company, or by any applicable insurance policy, or under any applicable corporate law.

4.    Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as (“Company Releasers”), hereby fully and forever release and discharge Executive, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser, all of whom are collectively referred to as “Executive Releasees,” on account of facts occurring on or before the Date of Termination of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, that Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Date of Termination; except claims and rights arising under any agreement between the Company and Executive or any statutory or common law right relating to the protection of confidential information, assignment of inventions and/or the prevention of unfair solicitation and/or competition; and except for any claim relating to or arising from acts or omissions by Executive with respect to which Executive is ineligible for indemnification under the Company’s Certificate of Incorporation and/or bylaws, as applicable. The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive released herein, except as otherwise provided in this Agreement.

5.    Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement

Exhibit 10.3

he is giving up the right to sue the Company for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by Company to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement. For a period of seven days after the effective date of this Agreement, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to the Board. If Executive rescinds this Agreement within seven calendar days after the effective date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NOODLES & COMPANY
a Delaware corporation

By:___/s/ Paul A. Strasen____________________
Executive Vice President, General Counsel & Secretary
EXECUTIVE:
_____/s/ Kevin Reddy____________________
.

3